Exhibit 3.28

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TERRA HOLDING COMPANY

a Delaware corporation

Steven W. Smith, being an authorized officer of Terra Holding Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Terra Holding Company

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 12, 2001.

THIRD: The Board of Directors of the Corporation, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation’s Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

FOURTH: The required holders of the Corporation’s issued and outstanding capital stock approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation this 1st day of March, 2005.

TERRA HOLDING COMPANY

By:	/s/ Steven W. Smith
Name:	Steven W. Smith
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TERRA HOLDING COMPANY

ARTICLE ONE

The name of the corporation is Terra Holding Company (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is twenty-five thousand (25,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (one cent) per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Seven, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Seven shall be a contract right and, subject to Sections 2 and 5 of this Article Seven, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Seven or advance of expenses under Section 5 of this Article Seven shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Seven shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusively of Article Seven. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Seven.

Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Seven in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Seven and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Section 7. Contract Rights. The provisions of this Article Seven shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Seven and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Seven or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article Seven, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TERRA HOLDING COMPANY

Under Section 242 of the Delaware Corporation Law

Pursuant to Section 242 of the Delaware Corporation Law of the State of Delaware, the undersigned, being the Chief Executive Officer of Terra Holding Company, a Delaware corporation (the “Corporation”) does hereby certify the following:

FIRST: The name of the Corporation is: Terra Holding Company.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 12, 2001. The Amended and Restated Certificate of the Corporation was filed with the Secretary of State of Delaware on March 9, 2005.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article Four thereof, relating to the number of shares which the Corporation has the authority to issue, accordingly Article Four of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“Article Four

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.”

FOURTH: The amendment to the Certificate of Incorporation of the Corporation effected hereby was approved by the board of directors of the Corporation and by written consent of the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 12th day of October 2007.

TERRA HOLDING COMPANY

By:	s/s Andrew McNeill
Name:	Andrew McNeill
Title:	Chief Executive Officer